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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


       We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-16525) pertaining to the Physiometrix, Inc. 1991 Stock Plan, 1996 Director Option Plan, and 1996 Employee Stock Purchase Plan and (Form S-8 No. 333-69106) pertaining to the Physiometrix, Inc. 2000 Supplemental Stock Plan and the 2001 Stock Option Plan, of our report dated February 4, 2003, except for Note 13, as to which the date is February 12, 2003, with respect to the financial statements of Physiometrix, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

                                         /s/  ERNST & YOUNG LLP

Boston, Massachusetts
March 26, 2003